Exhibit 8.1

[Letterhead of Smith, Gambrell & Russell, LLP]

March 29, 2007

Board of Directors

Urigen N.A., Inc.

875 Mahler Road, Suite 235

Burlingame, California 94010

Re:	Agreement and Plan of Merger under which Valentis Holdings, Inc., a wholly-owned subsidiary of Valentis, Inc., will merge with and into Urigen N.A., Inc.

Ladies/Gentlemen:

We have acted as special counsel to Urigen N.A., Inc. (“Urigen”) in connection with the proposed merger (the “Merger”) of Valentis Holdings, Inc. (“Valentis Holdings”) with and into Urigen, which will thereby become a wholly-owned subsidiary of Valentis, Inc. (“Valentis”), pursuant to the terms of and as described in that certain Agreement and Plan of Merger  dated as of  October 5, 2006 and amended as of February 1, 2007 and March 28, 2007 (as amended, the “Merger Agreement”), by and among Valentis, Valentis Holdings, and Urigen described in the Valentis Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission on or about March 29, 2007 (the “Registration Statement”).  At your request, in connection with the filing by Valentis of the Registration Statement and the Proxy Statement-Prospectus of Urigen and Valentis (the “Proxy Statement-Prospectus”) included as part of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.  Unless otherwise indicated, any capitalized term used in this opinion letter shall have the same meaning as in the Proxy Statement-Prospectus.

For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the “Code”), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary.  With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, and upon certain statements and representations made to us in certificates by officers of Valentis and Urigen, in each case without independent verification thereof.  With the consent of Valentis and Urigen, we have relied on the accuracy and completeness of the statements and representations described in the preceding sentence and have assumed that such statements and representations will also be complete and accurate as of the effective time of the Merger.  We have also assumed that any representation or statement made “to the knowledge” of the party making such representation or statement, or by any similar qualification, is correct and complete without such qualification.  As to all matters in which a person or entity making a representation or statement referred to above has represented or stated that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.  We have also relied on the accuracy and completeness of the Proxy Statement-Prospectus.

For purposes of this opinion, we have assumed that: (1) shares of Urigen common stock and Series B preferred stock representing control of Urigen (within the meaning of IRC §368(c)) will be exchanged in the Merger for Valentis stock; (2) the shares of Urigen stock constitute capital assets in the hands of each holder thereof; (3) the Merger will be consummated according to the Merger Agreement; and (4) the Merger will qualify as a statutory merger under applicable state law.

Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

(1)           The Merger will constitute a reorganization under Code §368(a).  Valentis, Valentis Holdings and Urigen will each be a party to the reorganization within the meaning of Code §368(b), and will not recognize gain or loss solely as a result of the Merger.

(2)           The discussion in the Registration Statement, under the caption “Material United States Federal Income Tax Consequences of the Merger,” to the extent it is a description of legal matters or legal conclusions, is accurate in all material respects.

The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings.  Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

No opinion is expressed with respect to any of the following:

(1)           The appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange.

(2)           The state, local or foreign tax consequences of any aspect of the Merger.

(3)           The federal income tax consequences of any aspect of the Merger (a) to holders of Urigen stock who are subject to special tax treatment for federal income tax purposes, including among others, insurance companies, tax exempt entities and foreign taxpayers; or (b) to holders of warrants or options to purchase Urigen stock, if any, which are exchanged for or converted into options or warrants to acquire Valentis stock.

We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to this opinion in the Proxy Statement-Prospectus.  In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Smith, Gambrell & Russell, LLP
DWS/ll